CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our report, dated December 13, 2017, with respect to the financial statements and financial highlights of Putnam Short Duration Bond Fund (formerly, Putnam Absolute Return 100 Fund), included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
May 31, 2018